UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 31, 2008

CHEROKEE INC.

(Exact name of registrant as specified in its charter)

Delaware	1-18640	95-4182437
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6835 Valjean

Van Nuys, California 91406

(Address of Principal Executive Offices) (Zip Code)

(818) 908-9868

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)          Compensatory Arrangements of Certain Officers

On March 31, 2008, the Compensation Committee of the Board of Directors of Cherokee Inc. (the “Company”) approved bonus awards and certain salary increases for the Company’s named executive officers as follows:

(i)            Robert Margolis, the Company’s Chairman and Chief Executive Officer, was awarded a cash bonus of $3,381,531.96 for the fiscal year ended February 2, 2008 (“Fiscal 2008”), which was calculated in accordance with the Second Revised and Restated Management Agreement dated November 29, 1999 between the Company and The Wilstar Group, as amended by the First Amendment to the Second Revised and Restated Management Agreement, dated August 28, 2007 between the Company and The Wilstar Group (collectively, the “Management Agreement”).  Mr. Margolis’ base salary for the fiscal year ending January 31, 2009 was increased by $29,816 to $790,367, which was determined based on the increase in the consumer price index for Los Angeles in accordance with the Management Agreement.

(ii)           Russell J. Riopelle, the Company’s Chief Financial Officer, was awarded a cash bonus of $65,000 for Fiscal 2008.

(iii)          Howard Siegel, the Company’s President of Operations, was awarded a cash bonus of $77,000 for Fiscal 2008.

(iv)          Sandi Stuart, the Company’s Executive Vice President, was awarded a cash bonus of $48,000 for Fiscal 2008.

(v)           Mark Nawrocki, the Company’s Senior Vice President, was awarded a cash bonus of $70,000 for Fiscal 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHEROKEE INC.

April 4, 2008	By:	/s/ Russell J. Riopelle
Russell J. Riopelle
Chief Financial Officer